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                                 JUST TOYS, INC.

                                       AND

                       GERARD KLAUER MATTISON & CO., INC.

                                    --------


                                WARRANT AGREEMENT















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                  WARRANT AGREEMENT dated as of August 31, 1998 between JUST
TOYS, INC. (the "Company"), and GERARD KLAUER MATTISON & CO., INC.("Gerard Klauer").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to a letter agreement dated concurrently herewith (the "Retention Agreement"), the Company has retained Gerard Klauer, on an exclusive basis, as its investment advisor for the purpose of identifying and assisting it with the structure, evaluation, negotiation and financing of Acquisition Transactions, as that term is defined in the Retention Agreement, ("Acquisition Transactions"); and

                  WHEREAS, as full consideration for Gerard Klauer's services to the Company, the Company has agreed to issue to Gerard Klauer and Gerard Klauer has agreed to accept warrants to purchase 500,000 shares of the Company's common stock, par value $.01 per share ("Common Stock").

                  NOW, THEREFORE, in consideration of the premises, the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Grant. Gerard Klauer is hereby granted the right to purchase, from August 31, 1998 until 5:00 P.M., New York time, on August 31, 2003 (the "Exercise Period"), up to an aggregate of 500,000 shares of Common Stock (the "Shares") at an initial exercise price (subject to adjustment as provided in
Section 9 hereof) of $1.00 per share of Common Stock subject to the terms and conditions of this Agreement (the "Warrants").

         2. Exercisability.

                  2.1 The Warrants will be exercisable with respect to 100,000 Shares upon execution of this Agreement.

                  2.2 The Warrants will become exercisable with respect to the remaining 400,000 Shares upon consummation of Acquisition Transactions according to the following schedule:

                           2.2.1 when aggregate Achieved Net Sales (as defined
below) from Acquisition Transactions ("Achieved Net Sales") equal any amount up to $10,000,000, the Warrants shall become exercisable with respect to such number of Shares as equals 200,000 multiplied by a fraction, the numerator of which is Achieved Net Sales and the denominator of which is $10,000,000; and

                           2.2.2 when aggregate Achieved Net Sales exceed
$10,000,000 and equal any amount up to $25,000,000, the Warrants shall become exercisable with respect to such number of additional Shares as equals 100,000 multiplied by a fraction, the numerator of which is Achieved Net Sales minus $10,000,000 and the denominator of which is $15,000,000; and


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                           2.2.3 when aggregate Achieved Net Sales exceed
$25,000,000, the Warrants shall become exercisable with respect to such number of additional Shares (not exceeding 100,000 Shares), as equals 100,000 multiplied by a fraction, the numerator of which is Achieved Net Sales minus $25,000,000 and the denominator of which is $10,000,000.

As used herein, "Achieved Net Sales" means the gross sales (less customary trade and cash discounts) of the product line, company, division or subsidiary which is the subject of an Acquisition Transactions for the 12 month period immediately preceding the closing date of such Acquisition Transactions as reflected on the books and records of the selling entity of the product line or of the Company, division or subsidiary being acquired computed in accordance with generally acceptable accounting principles.

                  2.3 The Warrants shall become fully exercisable upon the occurrence of either of following events:

                           2.3.1 if, during the Exercise Period, gross sales
(less customary trade and cash discounts) of toy lines acquired in Acquisition Transactions shall exceed $50,000,000; or

                           2.3.2 if prior to termination of the Retention
Agreement, a Change in Control, as that term is defined in the Retention Agreement ("Change in Control"), shall have occurred.

                  2.4 If the Retention Agreement is terminated pursuant to
Section 2 of the Retention Agreement, all Warrants which have not theretofore become exercisable shall forthwith terminate and be of no further force or effect, except that the Warrants shall remain exercisable after termination of the Retention Agreement in accordance with the provisions of Section 2.3.1 above and during the 18 month period following termination of the Retention Agreement for Acquisition Transactions effected during that period in accordance with
Section 1 of the Retention Agreement.

         3. Warrant Certificates. The warrant certificates (the "Warrant Certificates") delivered and to be delivered pursuant to this agreement shall be in the form set forth in Exhibit A, attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by this Agreement.

         4. Exercise of Warrants. The Warrants are exercisable at an initial exercise price (subject to adjustment as provided in Section 9 hereof) per share of Common Stock set forth in Section 7 hereof payable to the Company by certified or official bank check in New York Clearing House funds, subject to adjustment as provided in Section 9 hereof. Upon surrender of a Warrant Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the Exercise Price (as hereinafter defined) for the shares of Common Stock purchased at the Company's principal offices in New York (presently located at 20 Livingston Avenue, Dobbs Ferry, New York 10522) the registered holder of a Warrant Certificate ("Holder" or "Holders") shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The

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purchase rights represented by each Warrant Certificate are exercisable at the option of the Holder thereof, in whole or in part (but not as to fractional shares of the Common Stock underlying the Warrants). In the case of the purchase of less than all the shares of Common Stock purchasable under any Warrant Certificate, the Company shall cancel said Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of the shares of Common stock purchasable thereunder.

         5. Issuance of Certificates. Upon the exercise of the Warrants, the issuance of certificates for shares of Common Stock underlying the Warrants, shall be made forthwith (and in any event within ten business days thereafter) without charge to the Holder thereof including, without limitation, any tax which may be payable in respect of the issuance thereof, and such certificates shall (subject to the provisions of Section 6 and Section 8 hereof) be issued in the name of, or in such names as may be directed by, the Holder thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  The Warrant Certificates and the certificates representing the Shares issuable upon the exercise of the Warrants shall be executed on behalf of the Company by the manual or facsimile signature of the then present Chairman or Vice Chairman of the Board of Directors or President or Vice President of the Company under its corporate seal reproduced thereon, attested to by the manual or facsimile signature of the then present Secretary or Assistant Secretary of the Company. Warrant Certificates shall be dated the date of execution by the Company upon initial issuance, division, exchange, substitution or transfer.

         6. Restriction On Transfer of Warrants. The Holder of a Warrant Certificate, by its acceptance thereof, covenants and agrees that the Warrant is being acquired as an investment and not with a view to the distribution thereof; that the Warrants may not be sold, transferred, assigned, hypothecated or otherwise disposed of, in whole or in part, except to officers, directors or employees of Gerard Klauer.

         7. Exercise Price.

                  7.1 Initial and Adjusted Exercise Price. Except as otherwise provided in Section 9 hereof, the initial exercise price of the Warrants shall be $1.00 per share of Common Stock. The adjusted exercise price shall be the price which shall result from time to time from any and all adjustments of the initial exercise price in accordance with the provisions of Section 9 hereof; provided, however, that the adjusted exercise price shall never be reduced below the par value of the Common Stock.

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                  7.2 Exercise Price. The term "Exercise Price" herein shall mean the initial exercise price or other adjusted exercise price, depending upon the context.

         8. Registration Rights.

                  8.1 Registration Under the Securities Act of 1933. The Warrants and the Shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the "Act"). Upon exercise, in part or in whole, of the Warrants, certificates representing the Shares underlying the Warrants (the "Warrant Shares") shall bear the following legend:

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Act"), and may not be offered or sold except pursuant to (i) an effective registration statement under the Act, (ii) to the extent applicable, Rule 144 under the Act (or any similar rule under such Act relating to the disposition of securities), or (iii) an opinion of counsel, if such opinion shall be reasonably satisfactory to counsel to the issuer, that an exemption from registration under such Act is available.

                  8.2 Piggyback Registration. If, at any time commencing after the date hereof and expiring seven years thereafter, the Company proposes to register any of its securities under the Act (other than in connection with a merger or pursuant to Form S-8 or a successor form) it will give written notice by registered mail, at least 30 days prior to the filing of each such registration statement, to all of the Holders of the Warrants and/or the Warrant Shares (the "Registrable Securities") of its intention to do so. If the Holders of the Warrants and/or Warrant Shares notify the Company within 20 days after receipt of any such notice of its or their desire to include any such securities in such proposed registration statement, the Company shall afford each of the Holders of the Warrants and/or Warrant Shares the opportunity to have any such Warrant Shares registered under such registration statement.

                  Notwithstanding the foregoing, if, in the case of an underwritten offering by the Company, the managing underwriter of such offering shall advise the Company in writing that, in its opinion, the distribution of the Warrant Shares requested to be included in the registration concurrently with the securities being registered by the Company would adversely affect the distribution of such securities by the Company, then the offering and sale of such Warrant Shares shall be delayed for such period, not to exceed 90 days, as the managing underwriter shall request. In the event of a delay as provided in the preceding sentence, the Company shall file such supplements and post effective amendments, and take any such other steps as may be necessary, to permit the proposed offering and sale of such Shares for a period of 90 days immediately following the end of such period of delay.

                  Notwithstanding the provisions of this Section 8.2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 8.2 (irrespective of whether a written request for inclusion of any such securities shall have been made) to elect not to

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file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                  8.3 Demand Registration.

                           (a) At any time commencing after the date hereof and
expiring five years thereafter, the Holders of the Warrants and/or Warrant Shares representing a "Majority" (as hereinafter defined) of such securities (assuming the exercise of all of the Warrants) shall have the right (which right is in addition to the registration rights under Section 8.2 hereof), exercisable by written notice to the Company, to have the Company prepare and file with the Commission on two occasions, a registration statement and such other documents, including a prospectus, as may be necessary in the opinion of both counsel for the Company and counsel for the Underwriters and Holders, in order to comply with the provisions of the Act, so as to permit a public offering and sale of their respective Warrant Shares for nine consecutive months by such Holders and any other Holders of the Warrants and/or Warrant Shares who notify the Company within ten days after receiving notice from the Company of such request.

                           (b) The Company covenants and agrees to give written
notice of any registration request under this Section 8.3 by any Holder or Holders to all other registered Holders of the Warrants and the Warrant Shares within ten days from the date of the receipt of any such registration request.

                           (c) In addition to the registration rights under
Section 8.2 and subsection (a) of this Section 8.3, at any time commencing after the date hereof and expiring five years thereafter, any Holder of the Warrants and/or Warrant Shares shall have the right, exercisable by written request to the Company, to have the Company prepare and file, on one occasion, with the Commission a registration statement so as to permit a public offering and sale for nine consecutive months by any such Holder of its Warrant Shares provided, however, that all costs incident thereto shall be at the expense of the Holder or Holders making such request.

                  8.4 Covenants of the Company With Respect to Registration. In connection with any registration under Section 8.2 or Section 8.3 hereof, the Company covenants and agrees as follows:

                  (a) The Company shall use its best efforts to file a registration statement within 30 days of receipt of any demand therefor, shall use its best efforts to have any registration statements declared effective at the earliest possible time, and shall furnish each Holder desiring to sell Warrant Shares such number of prospectuses as shall reasonably be requested.

                  Notwithstanding the foregoing, the Company shall be entitled to postpone, for a period of not more than 120 days after receipt of a request to effect a registration, the filing of any registration statement otherwise required to be prepared and filed by it pursuant to Section 8.3 hereof if, at the time it receives a request for registration, the Board of Directors of the Company determines

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in its reasonable business judgment that such registration and offering would interfere with any material financing, acquisition, corporate reorganization or other material transaction or development involving the Company and promptly gives the Holders demanding registration written notice of such determination; provided that (i) upon such postponement by the Company, the Company shall be required to file such registration statement as soon as practicable after the Board of Directors of the Company shall determine, in its reasonable business judgment, that such registration and offering will not interfere with the aforesaid material financing, acquisition, corporate reorganization or other material transaction or development involving the Company, (ii) the Company may not utilize this right more than once, (iii) the Holders who made such written request to effect such registration, may, at any time in writing, withdraw such request for such registration and therefore preserve the rights provided in
Section 8.3 hereof for such Holders to again request such registration, and (iv) the Exercise Period shall automatically be extended by an additional 180 days.

                           (b) The Company shall pay all costs (excluding fees
and expenses of Holder(s)' counsel and any underwriting or selling commissions), fees and expenses in connection with all registration statements filed pursuant to Sections 8.2 and 8.3(a) hereof including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses. The Holder(s) will pay all costs, fees and expenses in connection with any registration statement filed pursuant to Section 8.3(c). If the Company shall fail to comply with the provisions of Section 8.4(a), the Company shall, in addition to any other equitable or other relief available to the Holder(s), extend the Exercise Period by such number of days as shall equal the delay caused by the Company's failure, and be liable for any or all damages as the Holder(s) may be entitled to as a matter of law.

                           (c) The Company will take all necessary action which
may be required in qualifying or registering the Warrant Shares included in a registration statement for offering and sale under the securities or blue sky laws of such states as reasonably are requested by the Holder(s), provided that the Company shall not be obligated to execute or file any general consent to service of process or to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

                           (d) The Company agrees to indemnify and hold harmless
each Holder of the Warrant Shares to be sold pursuant to any registration statement ("Registration Statement") and each person, if any, who controls any such Holder within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each of them, from and against any and all loss, liability, claim, damage, expense or action, joint or several (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever and any amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever, if such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld), to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such loss, liability, claim, damage, expense or action arises out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or

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any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in a preliminary prospectus or prospectus (or any amendment or supplement thereto), or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact contained in any application or other document executed by the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify all or any of the Warrant Shares under the securities laws thereof or filed with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc. ("NASD") or any securities exchange, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company shall not be liable in any such case to the extent that such untrue statement or omission or such alleged untrue statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of any Holder to the Company expressly for use in the Registration Statement (or any amendment thereto), any such preliminary prospectus or the prospectus (or any amendment or supplement thereto) or any such application or document. The indemnity contained in this Section 8.4(d) is in addition to any liability which the Company may otherwise have to any Holder or any controlling person of a Holder.

                           (e) Each Holder severally agrees that it will
indemnify and hold harmless the Company, each of its officers who signs the Registration Statement, each of its directors, and each person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any and all loss, liability, claim, damage, expense or action, joint or several to the same extent as the foregoing indemnity from the Company to the Holders, but only with respect to statements or omissions made in the Registration Statement (or any amendment thereto) or a preliminary prospectus or the prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing by such Holder to the Company expressly for use in the Registration Statement (or any amendment thereto). The indemnity contained in this Section 8.4(e) is in addition to any liability which any Holder may otherwise have to the Company or any of its directors, officers or controlling persons.

                           (f) Promptly after receipt by an indemnified party
under this Section 8.4 of notice of any claim, threatened claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section 8.4, notify the indemnifying party in writing of the claim, threatened claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve such indemnifying party from any liability which it may have to an indemnified party otherwise than under this Section 8.4. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein, and to the extent that it wishes, jointly with any other similarly notified indemnified party,

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to assume the defense thereof with its counsel, who shall be reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, threatened claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8.4 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation provided, however, that any indemnified party shall have the right to employ counsel to represent it and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by such indemnified party against the Company under this Section 8.4 if, in the reasonable judgment of such indemnified party, it is necessary for it to be represented by separate counsel in order to avoid an actual or potential conflict of interest or if it shall have reasonably concluded that there may be defenses available to it, and its controlling persons different from or in addition to those available to the Company, and in either such event the reasonable fees and expenses of such separate counsel shall be paid by the Company. An indemnifying party shall not be liable for any settlement of any action or claims effected without its written consent (which consent shall not unreasonably be withheld).

                           (g) Nothing contained in this Agreement shall be
construed as requiring the Holder(s) to exercise their Warrants prior to the initial filing of any registration statement or the effectiveness thereof.

                           (h) The Company shall not permit the inclusion of any
securities other than the Warrant Shares to be included in any registration statement filed pursuant to Section 8.3 hereof, or file any other registration statement subsequent to the receipt of any notice pursuant to Section 8.3 hereof and until 90 days after the effectiveness of a registration statement filed pursuant to Section 8.3 hereof, without the prior written consent of the Holders of the Warrants and Warrant Shares representing a Majority of such securities.

                           (i) In connection with any registration statement
filed pursuant to Section 8.2 hereof, the Company shall furnish to each Holder participating in any offering a signed counterpart, addressed to such Holder an opinion of counsel to the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), and a "cold comfort" letter dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, a letter dated the date of the closing under the underwriting agreement) signed by the independent public accountants who have issued a report on the Company's financial statements included in such registration statement, in each case covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and in the case of such accountants' letter, with respect to events subsequent to the date of such financial statements, and are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities.

                           (j) The Company shall as soon as practicable after
the effective date of the registration statement, and in any event within 15 months thereafter, make "generally available

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to its security holders" (within the meaning of Rule 158 under the Act) an earnings statement (which need not be audited) complying with Section 11(a) of the Act and covering a period of at least 12 consecutive months beginning after the effective date of the registration statement.

                           (k) The Company shall deliver promptly to each Holder
participating in the offering requesting the correspondence and memoranda described below, copies of all correspondence between the Commission and the Company, its counsel or auditors and all memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriters to do such investigation upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws or rules of the NASD. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times and as often as any such Holder shall reasonably request.

                           (l) The Company shall enter into an underwriting
agreement with the managing underwriters selected for such underwriting by Holders holding a Majority of the Warrant Shares requested to be included in such underwriting. Such agreement shall be satisfactory in form and substance to the Company, each Holder and such managing underwriters, and shall contain such representations, warranties and covenants by the Company and such other terms as are customarily contained in agreements of that type used by the managing underwriter. The Holders shall be parties to any underwriting agreement relating to an underwritten sale of their Warrant Shares and may, at their option, require that any or all the representations, warranties and covenants of the Company to or for the benefit of such underwriters shall also be made to and for the benefit of such Holders. Such Holders shall not be required to make any representations or warranties to or agreements with the Company or the underwriters except as they may relate to such Holders and their intended methods of distribution.

                           (m) For purposes of this Agreement, the term
"Majority" in reference to the Holders of the Warrants or Warrant Shares, shall mean in excess of fifty percent (50%) of the then outstanding Warrants or Warrant Shares that are not held by the Company, an affiliate, officer, creditor, employee or agent thereof or any of their respective affiliates, members of their family, persons acting as nominees or in conjunction therewith or have not been resold to the public pursuant to a registration statement filed with the SEC under the Act.

         9. Adjustments to Exercise Price and Number of Shares.

                  9.1 Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

                  9.2 Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 9, the number of Shares issuable upon the exercise of each

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Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

                  9.3 Definition of Common Stock. For the purpose of this Agreement, the term "Common Stock" shall mean the class of stock designated as Common Stock in the Certificate of Incorporation of the Company as may be amended as of the date hereof, or any other class of stock resulting from successive change or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that the Company shall after the date hereof issue securities with greater or superior voting rights than the shares of Common Stock outstanding as of the date hereof, the Holder, at its option, may receive upon exercise of the Warrants either shares of Common Stock or a like number of such securities with greater or superior voting rights.

                  9.4 Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the holder of the Warrants then outstanding or to be outstanding shall have the right thereafter (until the expiration of the Warrants) to receive, upon exercise of such warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in this Section 9. The above provision of this subsection shall similarly apply to successive consolidations or mergers.

                  9.5 Notice of Adjustment in Exercise Price. Upon any adjustment of the Exercise Price pursuant to this Section 9, the Company shall promptly thereafter cause to be given to each holder by first-class mail, postage prepaid, written notice setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares of the Warrants and payment of the adjusted Exercise Price.

         10. Exchange and Replacement of Warrant Certificates. Each Warrant Certificate is exchangeable without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company, for a new Warrant Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Warrant Shares in such denominations as shall be designated by the Holder thereof at the time of such surrender.

                  Upon receipt by the Company of evidence reasonably satisfactory to it or the loss, theft, destruction or mutilation of any Warrant Certificate, and, in case of loss, theft or destruction,

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of indemnity or security reasonably satisfactory to it, and reimbursement to the
Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrants, if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor, in lieu thereof.

         11. Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exercise of the Warrants, nor shall it be required to issue scrip or pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock or other securities, properties or rights.

         12. Reservation and Listing of Securities. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issuance upon the exercise of the Warrants, such number of shares of Common Stock or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of the Warrants and payment of the Exercise Price therefor, all shares of Common Stock and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive rights of any stockholder. As long as the Warrants shall be outstanding, the Company shall use its best efforts to cause all shares of Common Stock issuable upon the exercise of the Warrants to be listed (subject to official notice of issuance) on all securities exchanges on which the Common Stock issued to the public in connection herewith may then be listed and/or quoted on the Nasdaq Stock Market.

         13. Notice to Warrant Holders. Nothing contained in this Agreement shall be construed as conferring upon the Holders the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Warrants and their exercise, any of the following events shall occur:

                           (a) the Company shall take a record of the holders of
                  its shares of Common Stock for the purpose of entitling them to receive a dividend or distribution payable; or

                           (b) the Company shall offer to all the holders of its
                  Common Stock any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor; or

                           (c) a dissolution, liquidation or winding up of the
                  Company (other than in connection with a consolidation or merger) or a sale of all or substantially all of its property, assets and business as a entirety shall be proposed;

then, in any one or more of said events, the Company shall give written notice of such event at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, option or warrants, or any proposed dissolution, liquidation, winding up or sale.

         14. Notices.

                  All notices, request, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and sent when delivered, or mailed by registered or certified mail, return receipt requested:

                           (a) If to the registered Holder of the Warrants, to
                  the address of such Holder as shown on the books of the Company; or

                           (b) If to the Company, to the address set forth in
                  Section 4 hereof or to such other address as the Company may designate by notice to the Holders.

         15. Successors. All the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

         16. Termination. This Agreement shall terminate at the close of business on July __, 2003.

         17. Governing Law; Submission to Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws.

                  The parties will arbitrate any dispute, claim or controversy relating to or arising out of this agreement in New York City in accordance with the rules of the American Arbitration Association in effect at the time arbitration is commenced. The arbitrator's decision and award will be final and binding on the parties and may be entered and confirmed in any court of competent jurisdiction and enforced to the full extent permitted by law. The arbitrator may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief. Each party to such arbitration shall bear its own costs of the proceeding. The compensation of the arbitrator and any other costs of the proceeding shall be shared equally by the parties.

         18. Entire Agreement; Modification. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought.

         19. Severability. If any provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

         20. Captions. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

         21. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the registered Holder(s) of the Warrant Certificates or Warrant Shares any legal or equitable right, remedy or claim under this Agreement.

         22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                               JUST TOYS, INC.


                                By: /s/ Barry Shapiro
                                ----------------------------------------------
                                        Barry Shapiro, Chief Executive Officer

Attest:

/s/ Seymour Rosenthal
----------------------
Secretary

                                GERARD KLAUER MATTISON & CO.


                                By: /s/ Dominic A. Petito
                                ----------------------------------------------
                                Name:  Dominic A. Petito
                                Title: Sr. Managing Director

                                                                       EXHIBIT A



                          [FORM OF WARRANT CERTIFICATE]

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES, OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

                            EXERCISABLE ON OR BEFORE

                    5:00 P.M., NEW YORK TIME, AUGUST 31, 2003

No. WG-1                                                        500,000 Warrants

                               WARRANT CERTIFICATE

                  This Warrant Certificate certifies that Gerard Klauer Mattison & Co., Inc., or registered assigns, is the registered holder of Warrants to purchase, from August 31, 1998 until 5:00 p.m. New York time on August 31, 2003 ("Expiration Date"), up to an aggregate of 500,000 fully-paid and non-assessable shares of common stock, $.01 par value ("Common Stock") of JUST TOYS, INC., a Delaware corporation (the "Company"), at the initial exercise price, subject to adjustment in certain events (the "Exercise Price"), of $1.00 per share of Common Stock upon surrender of this Warrant Certificate and payment of the Exercise Price at an office or agency of the Company, but subject to the conditions set forth herein and in the warrant agreement dated as of August 31, 1998 among the Company and Gerard Klauer Mattison & Co., Inc. (the "Warrant Agreement"). Payment of the Exercise price shall be made by certified or official bank check in New York Clearing House funds payable to the order of the Company.

                  The Warrants will be exercisable in accordance with Section 2 of the Warrant Agreement.

         No Warrant may be exercised after 5:00 p.m., New York time, on the Expiration Date, at which time all Warrants evidenced hereby, unless exercised prior thereto, hereby shall thereafter be void.

                  The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders (the words "holders" or "holder" meaning the registered holders or registered holder) of the Warrants.

                  The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the type and/or number of the Company's securities issuable thereupon may, subject to certain conditions, be adjusted. In such event, the Company will, at the request of the holder, issue a new Warrant Certificate evidencing the adjustment in the Exercise Price and the number and/or type of securities issuable upon the exercise of the Warrants; provided, however, that the failure of the Company to issue such new Warrant Certificates shall not in any way change, alter, or otherwise impair, the rights of the holder as set forth in the Warrant Agreement.

                  Upon due presentment for registration of transfer of this Warrant Certificate at an office or agency of the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided herein and in the Warrant Agreement, without any charge except for any tax or other governmental charge imposed in connection with such transfer.

                  Upon the exercise of less than all of the Warrants evidenced by this Certificate, the Company shall forthwith issue to the holder hereof a new Warrant Certificate representing such numbered unexercised Warrants.

                  The company may deem and treat the registered holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

                  All terms used in this Warrant Certificate which are defined in the Warrant Agreement shall have the meanings assigned to them in the Warrant Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated as of August 31, 1998



                                  JUST TOYS, INC.


[SEAL]                            By: ______________________________________
                                      Barry Shapiro, Chief Executive Officer

Attest:

______________________________
Secretary

                         [FORM OF ELECTION TO PURCHASE]

                  The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to purchase __________ shares of Common Stock and herewith tenders in payment for such securities a certified or official bank check payable in New York Clearing House Funds to the order of Just Toys, Inc. in the amount of $__________, all in accordance with the terms hereof. The undersigned requests that a certificate for such securities be registered in the name of __________ whose address is __________ and that such Certificate be delivered to __________ whose address is __________.

Dated: _________________
                                        Signature______________________________
                                        (Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Warrant Certificate.)


                                        ________________________________________
                                        (Insert Social Security or Other
                                        Identifying Number of Holder)

                              [FORM OF ASSIGNMENT]


            (To be executed by the registered holder if such holder
                 desires to transfer the Warrant Certificate.)


         FOR VALUE RECEIVED _____________________ hereby sells, assigns and transfers unto _______________________________________________________________
                         (Please print name and address of transferee)
this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint __________ Attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.


Dated: _________________
                                        Signature______________________________
                                        (Signature must conform in all respects
                                        to name of holder as specified on the
                                        face of the Warrant Certificate.)


                                        ________________________________________
                                        (Insert Social Security or Other
                                        Identifying Number of Holder)